GERSTEN SAVAGE LLP

600 Lexington Avenue

New York NY 10022-6018

T:  212-752-9700

F:  212-980-5192

Exhibit 5.1

November 27, 2007

Coastal Pacific Mining Corp.

927 Drury Avenue, N.E.

Calgary, Alberta T2R

Ladies and Gentlemen:

        We have acted as United States counsel to Coastal Pacific Mining Corp. (the “Company”), an Alberta, Canada, company, extra-provincially registered in the Province of British of British Columbia, Canada. As such, we have participated in the preparation of the Company’s registration statement on Form F-1 (Registration No. 333-145707, the “Registration Statement”) relating to the registration under the United States Securities Act of 1933, as amended, of 5,500,000 Shares of Common Stock, without par value (the “Shares”).

        As counsel to the Company in the United States, we have examined copies of the Certificate of Incorporation of the Company and such corporate records, instruments, and other documents relating to the Company and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.  With respect to certain matters of Alberta, Canada law, we have relied upon an opinion of the Company’s Alberta counsel.

        Based on the foregoing, we advise you that in our opinion the Shares, if and when paid for and issued, will be duly authorized, legally issued, fully paid and non-assessable.

       We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters.”

Very truly yours, /s/ Gersten Savage